Exhibit 99.1

Vision-Sciences, Inc. Announces Completion of $10.5 Million Common Stock Private Placement;
$2.7 Million in Revenue for the Third Quarter of Fiscal 2011

ORANGEBURG, NY, January 18, 2011 – Vision-Sciences, Inc., (Nasdaq:VSCI) (Vision-Sciences), announced today that it entered into common stock purchase agreements with a limited number of private investors for the sale of 7 million shares of Vision-Sciences’ Common Stock at a purchase price of $1.50 per share, for a total cash consideration of $10,500,000. Vision-Sciences intends to use the net proceeds from the private placement for general corporate purposes.

Vision-Sciences also announced $2.7 million in net sales for its third quarter of fiscal 2011, ended December 31, 2010, a sequential growth rate of 17%, or $0.4 million, over net sales of $2.3 million for the second quarter of fiscal 2011.  Year-over-year net sales grew $0.1 million, or 4%, from $2.6 million for the third quarter of fiscal 2010; pro forma for the exclusion of sales to Medtronic, net sales grew $1.1 million, or 66%, from $1.6 million for the third quarter of fiscal 2010.  (Effective April 1, 2010, Medtronic no longer served as distributor of Vision-Sciences’ ENT, or “ear, nose and throat”, endoscopes).

Lewis C. Pell, Chairman of Vision-Sciences, stated “I am extremely pleased that Vision-Sciences was able to raise over $10 million in this market.  We believe the success of this private placement demonstrates investor enthusiasm for Vision-Sciences’ progress, represented by over 65% growth over last year’s third quarter (pro forma for the exclusion of sales to Medtronic) and by the Company’s success in selling to leading teaching hospitals and other large accounts.”

Vision-Sciences expects to issue results for the third quarter and first nine months of its fiscal year 2011, ended December 31, 2010, during the week of February 7, 2011, at which time the Company plans to host a conference call to discuss these results.

Forward Looking Statements

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On® EndoSheath® Technology, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:                    Vision-Sciences, Inc.
Katherine Wolf, CFO & EVP, Corporate Development
(845) 365-0600